EXHIBIT 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Defined terms included below have the same meaning as terms defined and included elsewhere in this current report on Form 8-K dated December 12, 2023 (this “Form 8-K”) and the proxy statement/prospectus included as part of the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on October 30, 2023, Registration No. 333-269342 (the “Proxy Statement/Prospectus”).

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this Form 8-K and the Proxy Statement/Prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 8-K and the Proxy Statement/Prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors” in the Proxy Statement/Prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Forward-Looking Statements” in Item 2.01 of this Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Ana lysis of Financial Condition and Results of Operations” to “we”, “our”, “us” and “the Company” refer to the business and operations of African Agriculture, Inc. prior to the Business Combination and to African Agriculture Holdings Inc. (formerly known as 10X Capital Venture Acquisition Corp. II) following the consummation of the Business Combination.

Overview

Our wholly owned subsidiary, LFT, is developing a commercial farming business based in Northern Senegal initially focusing on the production and sale of alfalfa for cattle feed and nutrition purposes. We will sell alfalfa to owners and suppliers of cattle for feed and nutritional purposes. Over the next 2-3 years we expect to raise sufficient capital to enable the development of 25,000 hectares, or 62,000 acres, of land located at LFT. We further aim to expand the growing footprint within Senegal, Niger and potentially to other West African countries.

Our predecessor company acquired LFT during the first quarter of 2018. Since that time considerable effort has been expended on preparing the farm for commercial operations, including ensuring the integrity of the water channels and other water assets, conducting soil analysis and feasibility studies, and beginning to clear and prepare the farm pivots for commercial operations. As such, prior to 2022, there has been no commercial revenue and related contribution. The growing activity to that point has been on a small pilot scale with the resultant produce of rice and sweet potato largely being donated to the local communities. In addition, the intended strategy of the prior owners was to focus on farming a crop significantly different than alfalfa and as such various assets that had been acquired by the prior owners and taken over by our company were not suitable for farming of alfalfa.

During the third quarter of 2021, we began preparing the soil, land, pivots, irrigation and infrastructure to begin planting our pilot program. We began planting alfalfa in January 2022 across 305 hectares. Since our initial harvest in April 2022, we have experienced harvests on average of approximately two tons of alfalfa per hectare, including the initial cuts, and a 15% to 24% protein yield. Initial cuts are typically lower yield in an alfalfa system due to the establishment of the root systems, and therefore the result of our initial planting is in line with global averages and our expectations. After the initial period of root establishment, it is our expectation, based on global historical experience and published scientific data, that the crop rotation cycle will occur approximately every four to six weeks, allowing up to ten turns during an annual period. From a seasonality perspective, it is our expectation that after the initial crops have been planted, other than potentially during a short rainy season, little seasonality should impact the rotation. Based on the yield and protein outcome results of the pilot, we expect to expand the pilot program to further test input and conditions to maximize yield before we begin the program of incremental planting expansion that we anticipate will grow to 10,000 hectares within 12-18 months and ultimately to occupy as much of the 25,000 hectares as is practical. At 10,000 hectares, we would expect our annualized run-rate yield to be approximately 250,000 tons. Our initial expectations are that we will yield approximately 25 tons of alfalfa per hectare per year, based on 10 cuts per year and 2.5 tons per cut. Warmer climate experiences in geographies such as California, and colder climates such as Romania and Canada, give credence to these historical yield expectations. While the results of our pilot program enhanced our confidence in our potential alfalfa crop yields, there is no guarantee that our production estimates will be sustained in a larger commercial practice. Further, any expansion of our operations beyond our 305 hectare pilot program will be dependent on the amount of proceeds received by AFRAG in the Business Combination, our ability to generate future revenue from operations and sourcing additional outside investment into AFRAG, none of which are guaranteed.

For our initial production, we took the added step of complementing our deeply experienced team with the services of FGM International, a leader in agricultural project implementation, particularly in Africa. In addition, we engaged ICS, a leading agronomist specialist in crops, soil, water, agricultural machinery and more. ICS has been a successful supplier of efficient machines and high-quality seeds to farms in the Middle East and Africa for approximately 30 years. We have an invoiced relationship with ICS for equipment provided and services rendered. Through September 30, 2023, we have paid ICS $834,934. We also have an invoiced relationship with Valley Irrigation, a worldwide leader in precision irrigation for the development of our pivots. Through September 30, 2023, we have paid Valley Irrigation $674,000 for equipment. We also have an agreement with Dr. Daniel Putnam, a global expert on forage quality and water use efficiency under irrigation and on mitigation strategies for sub-optimal conditions, who has significant expertise in alfalfa production, to consult to the Company and bring worldwide best practices to Senegal.

We targeted alfalfa as a strategic crop. Alfalfa delivers high protein content as a cattle feed, which can deliver meaningful weight gain for cattle. The demand for global consumption of protein is expected to grow at 6.8% per year over the next 10 years and the United Nations projected that global agricultural output will need to grow by 70% to meet the growing population by 2050. West Africa is home to as many as 100 million head of cattle offering a vibrant domestic market for our product. In addition, the Gulf region is currently hamstrung by legislation preventing the growth of forage crops, its scarce water and limited arable land, and hence the region imports approximately 85 percent of total food consumed, according to the 2022 GCC Food Report.

The strength of the demand for our products is evidenced by the increasing spot prices in various domestic and international markets based on the weekly Hoyt report and the USDA Kansas City alfalfa weekly pricing reports, as well as considerable interest from a number of strong credit worthy potential customers seeking to enter into long-term offtake/supply agreements. While the prices for the offtake are attractive, they are often at a discount to the spot markets. We are contemplating if this is a favorable risk mitigation strategy to begin our entry into the market to the extent we are able to agree to a dedicated offtake with one or more of these potential counterparties. The production volume dedicated to these offtake agreements only represents a small portion of our potential capacity hence does not prohibit our ability to benefit from stronger local prices once we establish production and begin to ramp up capacity.

We are also committed to advancing the interests of the communities where we operate by providing long-term career opportunities to the local workforce, partnering with educational institutions, such as Louisiana State University (LSU) and Michigan State University (MSU), to create programs that mutually benefit students, researchers and our own operations and to lay the foundation for our ambition for our LFT operations to become the agricultural technology capital of West Africa. Our partnership with LSU will also be focused on studying and benefiting from research comparing U.S. and world leading crop yields, fertigation processes and other leading edge industry leading practices and research. We recently signed a letter of intent with the College of Agriculture and Natural Resources at MSU College of Agriculture and Natural Resources (CANR), to further develop the fields of soil science, agronomy, cattle nutrition, emissions, and animal genetics in Mauritania.

The Business Combination

On November 2, 2022, we entered into the Merger Agreement by and among the Company, Merger Sub and AFRAG.

Prior to the Closing of the Business Combination, the Company carried out the Domestication pursuant to which (i) the Company’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware, (ii) the Company changed its name to “African Agriculture Holdings Inc”, (iii) each issued and outstanding Class A ordinary share of the Company was converted, on a one-for-one basis, into a share of Class A Common Stock, (iv) each issued and outstanding Class B ordinary share of the Company was converted, on a one-for-one basis, into a share of Class B Common Stock, and (v) each issued and outstanding whole warrant to purchase Class A ordinary shares of the Company became exercisable for Class A Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share.

Upon Closing of the Business Combination on December 6, 2023, Merger Sub merged with and into AFRAG, with AFRAG being the surviving company. On December 7, 2023, the shares of Common Stock began trading on Nasdaq under the symbol “AAGR”.

In accordance with the terms and subject to the conditions set forth in the Merger Agreement, the Company agreed to pay to equity holders of AFRAG, as merger consideration, a number of shares of newly issued Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of AFRAG at the Closing, multiplied by the Exchange Ratio.

The “Exchange Ratio” was equal to the quotient of (A) the sum of (i) $450.0 million and (ii) the aggregate amount of principal and accrued interest underlying certain convertible promissory notes of AFRAG issued by AFRAG after the signing of the Merger Agreement that were converted into shares of Common Stock at the Closing, divided by (B) ten dollars ($10.00), divided by (C) the fully diluted common stock of AFRAG immediately prior to Closing.

In addition, in consideration of the Company waiving certain closing conditions set forth in the Merger Agreement, at Closing each share of Common Stock for which redemption was not requested (a “Former SPAC Share”) was granted a pro rata right to receive a portion of 3,000,000 additional shares of Common Stock, with (i) holders of Former SPAC Shares that were public holders receiving shares in the form of Common Stock that were assigned to a pool for the benefit of such holders by a former stockholder of AFRAG and (ii) holders of Former SPAC Shares that were not public holders receiving Common Stock in the form of newly issued shares on a private placement basis.

Factors Affecting Our Financial Condition and Results of Operations

We expect to expend substantial resources as we:

●	complete the development of LFT to full capacity production covering the majority of the 62,000 acres available;

●	implement a world class technology driven scalable operation that will result in high yields, and low costs driven by scale, technology, unique access to water and AI driven processes that can be expanded to other locations;

●	enhance all aspects of our supply chain, distribution systems and logistics;

●	develop and operate an owned renewable power supply program with adequate generation capability to, at a minimum, provide LFT with a reliable continuous and cheap source of power to operate;

●	conduct further feasibility programs and develop the aquaculture program locally with a view for expansion across other coastal areas on the continent;

●	conduct feasibility programs and develop the reforestation carbon credit program locally with a view for expansion across suitable areas on the continent; and

●	incur additional general administration expenses, including increased finance, legal and accounting expenses, associated with being a public company and growing operations.

Business Combination and Public Company Costs

On June 24, 2021, the Company entered into a Contribution Agreement with Global Commodities & Investments, Ltd, (“Global Commodities”), the shareholders of Agro Industries Corp., a limited company organized under the law of the Cayman Islands as an exempted company (“Agro Industries”), pursuant to which all the shareholders of Agro Industries agreed to contribute their shares of Agro Industries to the Company in exchange for shares of the Company. Following the closing of the transactions contemplated in the Contribution Agreement, the shareholders of Agro Industries became the 100% shareholders of the Company and Agro Industries became a wholly owned subsidiary of the Company. LFT, remains a 100% owned subsidiary of Agro Industries. The Company was deemed the accounting predecessor and will be the successor registrant for SEC reporting purposes, meaning that Agro Industries’ financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC.

While the legal acquirer in the Contribution Agreement is the Company, for financial accounting and reporting purposes the consolidated financial statements of the combined entity represent the consolidated financial statements of Agro Industries prior to the formation of the Company in May 2021 and the Contribution Agreement. For all results post the effectiveness of the Contribution Agreement the consolidated financial statements of the Company will reflect the consolidation of the Company and its subsidiaries in accordance with US GAAP. Accordingly, the consolidated assets, liabilities and results of operations of Agro Industries became the historical consolidated financial statements of the combined company, and the Company’s assets, liabilities and results of operations were consolidated with Agro Industries beginning on the effective date of the Contribution Agreement. Operations prior to the Contribution Agreement are presented as those of the Company and Agro Industries in future reports. There were negligible net assets of the Company prior to the Contribution Agreement, with no goodwill or other intangible assets recorded as part of the Contribution Agreement.

As the Business Combination has now closed, we are an SEC-registered and Nasdaq-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees, media, market data, public and investor relations.

Our future results of consolidated operations and financial position may not be comparable to historical results as a result of the expanded business operations of the Company.

Critical Accounting Policies and Use of Estimates

Accounting policies are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. Management believes that the critical accounting policies and estimates discussed below involve the most difficult management judgments, due to the sensitivity of the methods and assumptions used. Our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this report.

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other accounting standards setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued accounting standards that are not yet effective will not have a material impact on our consolidated financial position or consolidated results of operations under adoption.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States, or GAAP, requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amount of assets, liabilities and provisions, income and expenses and the disclosure of contingent assets and liabilities at the date of these financial statements. Estimates are used for, but not limited to, the selection of the useful lives of fixed assets, allowance for doubtful debt associated with accounts receivable, fair values, revenue recognition, and taxes. Management believes that the most material areas involving the use of estimates are the determination of the intangible asset relating to the land use right provided by the Senegal Presidential Decree, the most likely outcome of the claims incorporated in the contingent liability, the imputed interest rate related to the related party payable and the discount rates used for leases.

Intangible Asset — The intangible asset consists of a land use right of 20,000 hectares provided by way of a Senegal Presidential decree. The value of the intangible was established based on the allocation of the purchase price for LFT to the fair value of the assets, including this intangible asset, at the time of the acquisition of LFT by Agro Industries in 2018. Amortization of the intangible asset is calculated on a straight-line basis over the remaining term of the decree, which at the time of the acquisition had 44 years of a 50-year term remaining. Refer to Note 6 and Note 7 of the consolidated audited financial statements for further discussion.

Contingent Liability — The Company has created a contingent liability representing, in the Company’s opinion, based on our outside counsel’s review, probable loss outcome for legal claims. As of September 30, 2023, and December 31, 2022, the contingent liability provision is approximately $2.3 million. Refer to Note 14 in the audited consolidated financial statements of AFRAG for December 31, 2022 included in the Proxy Statement/Prospectus (the “Audited AFRAG Statements”) for further discussion.

Imputed interest in related party payable — As the related party payables have no stated interest rate, an imputed interest rate has been applied against such loan to represent an arms-length arrangement between the Company and the related party. Refer to Note 9 of the Audited AFRAG Statements and Note 7 in the unaudited financial statements of AFRAG for the nine months ended September 30, 2023 included elsewhere in this Form 8-K (the “3Q AFRAG Statements”) for further discussion.

Interest rate in right-of-use lease assets and the associated lease liabilities — The present value of our lease liability and the right-of-use lease asset is determined using an incremental borrowing rate, which we estimate to be the rate of interest that we would have to pay to borrow on a collateralized basis over a similar lease term an amount equal to the lease payments in a similar economic environment.

Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results could differ from those estimates and assumptions.

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board or other accounting standards setting bodies that we adopt as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued accounting standards that are not yet effective will not have a material impact on our consolidated financial position or consolidated results of operations under adoption.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“$”), which is the reporting currency of the Company. The functional currency of the Company is the United States dollar. The functional currency of the Company’s subsidiaries located in Senegal and Niger is the West African Franc (“CFA”). CFA is the official currency of eight countries in West Africa and is issued by the Central Bank of West African States. The CFA is pegged to the euro. For the entities whose functional currencies are the CFA, results of operations and cash flows are translated at average exchange rates during the period, per the table below. Assets and liabilities are translated at the current exchange rate at the end of the period as per the table below, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive loss. Transaction gains and losses are reflected in the consolidated statements of operations.

1 CFA:$	Period Average	Period End
December 31, 2022	$0.001604	$0.001628
December 31, 2021	$0.001795	$0.001720
Nine months ended September 30, 2023	$0.001651	$0.001614
Nine months ended September 30, 2022	$0.001614	$0.001484

Key Components of Statement of Operations

Basis of Presentation

Currently, we conduct business through one operating segment. Our activities to date were conducted in the United States and locally in Senegal at LFT. For more information about our basis of presentation, refer to Note 2 in the Audited AFRAG Statements.

The consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and does not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern within one year from the date of issuance of these consolidated financial statements.

The Audited AFRAG Statements include a summary of our significant accounting policies and should be read in conjunction with the discussion below.

Revenue

The Company began generating sales from its pilot program during the second quarter of 2022. The Company recognizes revenue for its products based upon purchase orders, contracts or other persuasive evidence of an arrangement with the customer that include fixed or determinable prices and that do not include right of return or other similar provisions or other post-delivery obligations. Revenue for products is recognized upon delivery, customer acceptance and when collectability is reasonably assured.

Cost of Sales

The costs for establishing the pivots including seeds, land preparation and various phytosanitary products that are applied prior to and in conjunction with the initial seeding, but which will not be reapplied during the growing and harvesting stages are allocated quarterly to the cost of production over the seed cycle, which we estimate will be three years. The remaining direct costs related to the growth and harvesting of alfalfa, including additional fertilizer and phytosanitary products, direct labor, power, water, crop maintenance costs, depreciation of machinery cost, among others are included in the cost of sales based on the number of bales harvested and sold in that period calculated using a first in first out methodology.

Results of Operations

Our operating results for the nine months ended September 30, 2023 and 2022 are compared below:

	For the Nine Months Ended September 30,		Increase/
	2023	2022	(Decrease)
Revenue	$1,451,236	$330,291	1,120,945
Cost of goods sold	1,031,135	319,711	711,424
Gross profit	420,101	10,580	409,521
General and administrative expenses:
Employee compensation	24,163,737	561,492	23,602,245
Professional fees	3,760,393	2,896,365	864,028
Equipment rental	19,329	77,826	(58,497)
Operating lease expense	165,079	302,027	(136,948)
Amortization	87,009	87,009	-
Depreciation	177,194	196,349	(19,155)
Utilities and fuel	61,410	67,578	(6,168)
Travel and Entertainment	104,920	117,697	(12,777)
Program development and design	-	101,893	(101,893)
Other operating expenses	272,234	308,032	(35,798)
Total G&A expense	28,811,305	4,716,268	24,095,037
Loss from operations	(28,391,204)	(4,705,688)	(23,685,516)

Other expenses/(Income):
Foreign currency exchange gain	(17,563)	(297,886)	280,323
Loss on sale of assets	-	21,281	(21,281)
Interest expense – related party	33,078	517,085	(484,007)
Interest expense – other	618,588	276,642	341,946
Other income	(8,443)	-	(8,443)
Total other expense (income)	625,660	517,122	108,538
Loss before provision for income tax	(29,016,864)	(5,222,810)	(23,794,054)
Provision for income tax	—	—	—
Net loss	$(29,016,864)	$(5,222,810)	$(23,794,054)

General and administrative expenses

Total general and administrative expenses for the nine months ended September 30, 2023 increased by $24.1 million or 510.9%, over the nine months ended September 30, 2022. The primary reason for the increase were higher employee compensation, and professional fees incurred in connection with the pilot program and expanding commercial operations in earnest. These higher costs reflect approximately $24 million of share-based compensation relating to the amortization of the RSU awards made by the Company in November 2022, as described in detail in Note 12 of the 3Q AFRAG Statements.

Other Income/Expense

Other expense increased by $108,538 in the nine months ended September 30, 2023 compared to the prior year period due to higher interest accrued on the short term debt issued during 2022, offset by a lower foreign exchange gain and significantly reduced related party interest compared to the prior period as a result of the conversion of the related party loan to equity that took place in November 2022.

Net Loss

Net loss for the nine months ended September 30, 2023 increased by $23.8 million, or 455.6%, compared to the prior year period. The principal reasons, as described above, relate to the recognition of the share-based compensation expense compared to the prior period that had no impact of these charges.

There was no income tax expense from continuing operations for the nine months ended September 30, 2023 or 2022.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity include funds generated by operations, the availability of credit facilities, levels of accounts receivable and accounts payable, and capital expenditures.

Since the acquisition by Agro Industries of LFT during the first quarter of 2018, we financed our operations primarily from loans from shareholders, sales of alfalfa production, and through the sale of non-usable equipment and inventory. During 2022 and 2023 the Company also raised capital from the issuance of short-term convertible debt and non-convertible debt.

During the second quarter of 2022 we began generating revenue from sales of alfalfa from our initial pilot program, which we commenced late in 2021.

We are seeking to implement our expansion plans, and for these we will require additional capital to expand production, over time, to as much of the full available capacity of LFT’s 25,000 hectares as is practical, to implement all the systems and processes for production, recording and reporting and to initiate wider scale marketing efforts.

Over time, it is our intention to acquire control of additional farmland in Senegal and elsewhere in Africa, as well as implement two additional growth programs, aquaculture and creating carbon offset credits. We believe that we will require significant additional capital to achieve these short and medium-term objectives. We have developed a detailed business plan for covering the period 2024 through 2025 that sets forth expected costs, expenses and sales under normal growing conditions and in the current business and regulatory climate and our assumptions regarding our broader strategic initiatives. We began commercial farming operations at LFT during 2022. While LFT was not cash flow positive for the nine months ended September 30, 2023, for the nine months ended September 30, 2022 or for the year ended December 31, 2022, we have made considerable progress in developing the local market for selling alfalfa, generating considerable interest in our product locally, regionally and in various international markets, and we have gained considerable knowledge and confidence with respect to the farming yields and potential for expansion by being able to replicate and expand our existing footprint. The speed and scale of our expansion will depend on the amount of capital available following Closing of the Business Combination. We intend to allocate the net proceeds following the Business Combination to the development of the alfalfa growth at LFT and to fund various corporate expenses. In addition, the Company is entitled to receive up to $11,500,000 pursuant to that certain agreement for a Cash-Settled Equity Derivative Transaction (the “CSED”) entered into on November 29, 2023 with Vellar Opportunities Fund Master, Ltd. Any proceeds received from the CSED will also be used to fund the development of the alfalfa growth at LFT and various corporate expenses. We also intend to continue to raise both debt and equity capital to continue the build out of our operations as our business plan had anticipated. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities. We might not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to develop our farm as quickly as anticipated, or at all, and to respond to business challenges could be significantly limited. To date, our majority stockholder funded the business through loans and may continue to loan money to us in the future, though the majority shareholder is under no obligation to do so. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors.”

During our first five years of operation we expect that our principal costs and expenses will include labor for agricultural processes, agricultural supplies (seeds, fertilizer and pesticides), farming and laboratory equipment, facilities construction, utilities and fuel costs, fees for technical consulting services and general administrative expenses, including rent, management salaries, implementation and maintenance of agricultural infrastructure and attestation, marketing and internal controls monitoring. In addition, we may incur rent, costs in connection with the acquisition of new leasehold interests in land. We expect that all net revenue generated from the sale of alfalfa will be reinvested into business for the foreseeable future.

At September 30, 2023 we had a working capital deficit of $7.0 million compared with a deficit of $4.2 million at December 31, 2022. Our working capital has decreased primarily due to an increase in payables and accrued expenses, offset by a small decrease in prepaid expenses and receivables. At September 30, 2023, we had $34,497 in cash. The net cash losses and expenses of the business during the nine months of 2023 have largely been funded by short term debt issued, short term payables and accruals and from related parties.

Cash Flows

The following table presents summary cash flow information for the periods indicated.

	For the Nine Months Ended September 30,
	2023	2022
Net Cash Produced From/(Used)
Operating Activities	$(1,096,794)	$(2,767,309)
Investing Activities	(13,563)	(159,244)
Financing Activities	1,131,500	2,986,076
Effects of Exchange Rate Changes	3,296	(73,195)
Net Increase/(Decrease) in Cash	$24,439	$(13,672)

Cash Flows Used in Operating Activities

Cash flows used in operating activities for the nine months ended September 30, 2023, totaled approximately $1.1 million during which we incurred a net loss of $29.0 million. The net loss included the non-cash impacts of share-based compensation, depreciation, amortization, non-cash interest, and non-cash lease expenses. The cash flows for operating activities also reflected the decrease in working capital compared to the prior year period.

Cash Flows from Investing Activities

For the nine months ended September 30, 2023, total cash used in investing activities was $13,563 used for the acquisition of small equipment at the farm. For the nine months ended September 30, 2022, cash used in investing activities was $159,244 for equipment acquired for use in the pilot program.

Cash Flow from Financing Activities

For the nine months ended September 30, 2023, the cash from financing activities reflects the proceeds from short debt that the Company raised during the that period and principal loan amounts received from various related parties. The related party payable with the majority shareholder is non-interest bearing and has no fixed repayment terms. The short-term debt includes debt with an 18-month duration and a 2.5% monthly coupon. Additional short-term debt issued bears a simple interest rate of 16% per annum and has a four-month maturity, with an option of the Company to extend the maturity an additional four months. In addition, the Company issued to a related party a Promissory Note bearing no interest. This Note was due to be repaid at Closing of the Business Combination and the Company intends to repay this Note using proceeds from the CSED. For the nine months ended September 30, 2022, the cash generated from financing activities reflected Convertible Promissory Notes issued during that period and loans from the majority shareholder. The convertible notes bear a simple interest rate of twelve percent (12%) per annum based on a 365-day year, and have a one-year maturity. Convertible notes with an aggregate principal amount and accrued but unpaid interest of approximately $1.92 million automatically converted into common stock of AFRAG immediately prior to the closing of the Business Combination Agreement at a 20% discount to the transaction price per share. Approximately $459 thousand in principal amount plus accrued but unpaid interest of the convertible notes remain outstanding and the Company intends to repay this outstanding amount using proceeds from the CSED.

Off Balance Sheet Arrangements

As of September 30, 2023 and December 31, 2022, we had no off-balance sheet financing arrangements.

Our operating results for the years ended December 31, 2022 and 2021 are compared below:

	For the Year Ended December 31,		Increase/
	2022	2021	(Decrease)
Revenue	$679,196	$—	$679,196
Gross profit	(105,155)	—	(105,155)
General and administrative expenses:
Employee compensation	5,933,664	344,943	5,588,721
Professional fees	18,059,427	2,146,057	15,913,370
Equipment rental	89,875	95,207	(5,332)
Operating lease expense	346,436	—	346,436
Amortization	116,012	116,012	—
Depreciation	252,603	187,711	64,892
Utilities and fuel	107,024	112,092	(5,068)
Travel and Entertainment	134,364	20,551	113,813
Program development and design	101,893	—	101,893
Other operating expenses	419,134	490,450	(71,316)
Total G&A expense	25,560,432	3,513,023	22,047,409
Loss from operations	(25,665,587)	(3,513,023)	(22,152,564)

Other expenses/(Income):
Foreign currency exchange gain	(170,530)	(397,895)	227,365
Gain on sale of assets	(153,978)	(79,517)	(74,461)
Interest expense – related party	518,582	310,522	208,060
Interest expense – other	436,186	183,360	252,826
Other income	(42,350)	(45,351)	3,001
Total other expense (income)	587,910	(28,881)	616,791
Loss before provision for income tax	(26,253,497)	(3,484,142)	(22,769,355)
Taxation	—	—	—
Net loss	(26,253,497)	(3,484,142)	(22,769,355)
Less: Net loss attributable to non-controlling interests	—	75,750	(75,750)
Net loss attributable to controlling interests	$(26,253,497)	$(3,408,392)	$(22,845,105)

Revenue and gross margin

We began harvesting our initial crop in the second quarter of 2022. The majority of the production was sold to local buyers but we also sent various samples and promotions to prospect regional and international customers. We experienced a gross loss on our revenue for 2022 due to various factors including: sales of the first cut, which is typically low quality alfalfa at highly discounted prices, lower selling prices initially as we introduced the local market to the product, which proved to be a successful strategy to engage the local market; sales at low prices of rain damaged product, as well as the cost of promotional, sample and community provided product all of which had no associated revenue. Notwithstanding the negative gross margin during this initial year, we are encouraged by our results from this initial period with respect to yield, quality and the unit economics of our alfalfa and expect to achieve positive margins as we reach steady state with our initial pilot program.

General and administrative expenses

Total general and administrative expenses for the year ended December 31, 2022 increased by $22.0 million over the year ended December 31, 2021 total of $3.5 million. Of this increase $19.1 million was share compensation expense. In 2022, the Company’s Board of Directors approved the adoption of the African Agriculture, Inc. 2022 Incentive Plan (the “Plan”). The Plan, as amended by the Board of Directors, permits the Company to grant up to 2,885,640 shares (at December 31, 2022) of the Company’s common stock as well as a separate award to African Discovery Group, Inc. of 2,700,000 RSUs. The Plan provides for the granting of incentive and nonqualified stock options, share appreciation rights (SARs), restricted stock, and restricted stock units to employees, non-employee directors, and consultants of the Company. Instruments granted under the Plan generally become exercisable ratably over the stated vesting terms in each award agreement following the date of grant and expire ten years from the date of grant. All stock awards are exercisable only to the extent vested. Approximately $5.3 million was the cost related to recognizing the fair value of restricted stock awards granted by the Company on a straight-line basis over the requisite service period. In addition, we recognized an expense of approximately $13.7 million with respect to an additional grant of shares to Global Commodities & Investments Ltd, the Company’s majority shareholder, which was made during the year as a reward for services provided to the Company since its formation. In addition to these share compensation expenses, professional fees increased over 2021 as a result of expanding commercial operations in earnest, increased legal and audit expenses incurred preparing the Company for an initial public offering which has now transitioned to completing the Combination, expenditure on various program development and design primarily related to aquaculture programs and increased costs relating to operating lease expense increased in connection with expenses relating to the land use agreements in Niger and the impact of the adoption of ASC 842.

Other Income/Expense

Other expense increased by $616,791 in the year ended December 31, 2022 compared to the prior year due to higher related party interest resulting from higher average related party loan balances, interest accrued on the convertible short term debt issued during 2022, lower exchange rate gains offset by higher gains on sale of non-usable equipment compared to the prior year.

Net Loss

Net loss for the year ended December 31, 2022 increased by $22.8 million, or 670.3%, compared to the prior year. The principal reasons, as described in above relate to the share compensation expense, and the commencement of our commercial alfalfa business in 2022, including supplementing the management team and the preparation for the public existence of the Company and the allocation of resources to these various initiatives.

There was no income tax expense from continuing operations for the year ended December 31, 2022 or 2021.

Liquidity and Capital Resources

At December 31, 2022 we had a working capital deficit of $4.2 million compared with $0.45 million at December 31, 2021. Our working capital has decreased primarily due to an increase in payables and accrued expenses and a small decrease in inventory, offset by an increase in prepaid expenses, reflecting the increase in expanding commercial farming operations and preparing for the Business Combination. At December 31, 2022, we had $10,058 in cash. The net cash losses and expenses of the business have largely been funded by shareholder loans from the majority shareholder and short term debt issued during 2022.

During the year ended December 31, 2022, the Company issued Convertible Promissory Notes (“Notes”) the proceeds of which would be used to fund general corporate purposes. The Notes bear a simple interest rate of twelve percent (12%) per annum based on a 365-day year. Notes representing approximately $1.92 million in principal amount plus accrued interest automatically converted immediately prior to the Business Combination at a 20% discount to the transaction price. In addition, the Company issued Promissory Notes (“Short Term Notes”) the proceeds of which would be used to fund general corporate purposes. The Notes bear a simple interest rate of sixteen percent (16%) per annum based on a 365-day year. There were no Short-Term Notes outstanding as of December 31, 2021.

The Company entered into a Payoff, Waiver and Release Agreement in October 2022 with Global Commodities & Investments Ltd, the Company’s majority shareholder, whereby $16,130,522 of the related party payable was converted into equity.

Cash Flows

The following table presents summary cash flow information for the periods indicated.

	For the Year Ended December 31,
	2022	2021
Net Cash Produced From/(Used)
Operating Activities	$(2,700,347)	$(3,539,647)
Investing Activities	(163,912)	(874,986)
Financing Activities	2,948,779	4,145,634
Effects of Exchange Rate Changes	(93,555)	199,605
Net Increase/(Decrease) in Cash	$(9,035)	$(69,394)

Cash Flows Used in Operating Activities

Cash flows used in operating activities for the year ended December 31, 2022, totaled approximately $2.7 million during which we incurred a net loss of $26.3 million. The net loss included the non-cash impacts of the share compensation expenses, depreciation, amortization, non-cash interest, and non-cash lease expenses. The cash flows for operating activities also reflected the decrease in working capital compared to the prior year period.

Cash Flows from Investing Activities

For the year ended December 31, 2022, total cash used in investing activities was $163,912. For the year ended December 31, 2021, cash used in investing activities was $874,986. The cash used in investing activities during the year ended December 31, 2022 and 2021 reflected equipment acquired for use in the pilot program offset by the proceeds of sales of older equipment not useful in alfalfa production.

Cash Flow from Financing Activities

For the year ended December 31, 2022, the cash from financing activities of approximately $3.0 million reflects the principal loan amounts received from our majority shareholder as well as the proceeds from the short debt that the Company raised during 2022 offset by payments made for the repayment of the seller note. The related party payable is non-interest bearing and has no fixed repayment terms. The short term debt includes convertible debt with a 12% coupon. Approximately $1.92 million in principal amount plus accrued but unpaid interest converted into common stock of AFRAG immediately prior to the Business Combination, with Approximately $459 thousand of such debt remaining outstanding. The short-term debt bears a simple interest rate of 16% per annum and has a four-month maturity, with an option of the Company to extend the maturity an additional four months. For the year ended December 31, 2021, the cash generated from financing activities reflected loans from the majority shareholder offset by the amount paid on the seller note payable relating to the original LFT acquisition.

Off Balance Sheet Arrangements

As of December 31, 2022 and December 31, 2021, we had no off balance sheet financing arrangements.

Contractual Commitments

Our contractual obligations as of September 30, 2023, consist primarily of the seller note payable relating to the original LFT acquisition, the agreement with the Fass Ngom community in Senegal that provides for the right to use 5,000 hectares, and an obligation to begin supporting the local municipalities with whom we have partnered for significant land in Niger in accordance with agreements signed in December 2021, and the agreement signed between the Company, the community of Gie Dynn and the Government of Mauritania that provides for the right to develop 2,033 hectares of land in Mauritania together with the obligation to invest up to $30 million into this project over the next 20 years. These contractual obligations impact our short-term and long-term liquidity and capital needs.

The balance of the seller note payable was $1,958,486 as of September 30, 2023 and $1,976,050 as of December 31, 2022. In November 2022, Tampieri Financial Group agreed to a delayed payment of the balance of the seller note payable. The resultant amendment fee is being amortized monthly over the remaining period of the seller note payable. A portion of the payment was due on March 31, 2023. The parties subsequently agreed to delay this payment to be made concurrently with the balance of the amount due on October 31, 2023. Interest of 6.3% will be payable on the delayed portion only. Other than the interest related to the delayed payment on March 31, 2023, the seller note payable does not bear an interest rate. As a result, the fair value of the seller note payable was less than face value when issued in the LFT asset acquisition. The seller note payable is presented net of unamortized discount and the unamortized amendment fee as reflected in the table below.

	September 30, 2023	December 31, 2022
Seller note payable	$1,958,486	$1,976,050
Less: unamortized discount	—	—
Less: unamortized amendment fee	31,141	311,419
Add: interest on delayed instalment	30,988	—
Total	$1,958,333	$1,664,631

The remaining balance was due on October 31, 2023. The Company is in negotiation regarding the settlement or extension of this seller note payable.

Land use agreement, Niger and Mauritania land use agreements

As of September 30, 2023, future minimum rental payments under the operating leases are approximately as follows:

2023 (remaining)	$324,436
2024	825,657
2025	826,533
2026	827,426
2027	828,338
Thereafter	17,490,989
$21,123,379

The table above does not include any obligations related to the 20,000 hectares land use right obtained by way of a Senegal Presidential Decree. The Senegal Presidential Decree provides for the use by LFT of the land until 2062. There are no annual payments required in accordance with the Senegal Presidential Decree. This land use right was recognized as an intangible asset in connection with the asset purchase of LFT and is being amortized over the remaining term of the decree.

The table does however include obligations relating to the recent agreements signed with the mayor and local governments of Aderbissinat and Ingall, respectively, in Niger each under a 49-year term for the right to use and development 2.2 million hectares of their land. While there is no binding obligation under these agreements to plant a minimum number of hectares of trees, we agreed to pay approximately $86,000 per year under each agreement during the construction of the greenhouses and plantation. Once the sale of carbon credits commences the annual payment amount will increase to approximately $1.1 million. In addition, during the first year of the sale of carbon credits we are required to pay an additional $129,000 for each agreement for budgetary support to each region. As the timing of the sale of carbon credits is uncertain, we have reflected only the known and required, as of today, payments for the duration of these agreements.

The table also includes obligation reacting to the agreement signed between the Company, the community of Gie Dynn and the Government of Mauritania. This lease is for 20 years and covers 2,033 hectares of land. Of this land, 80%, or 1,626 hectares will be used by the Company for farming alfalfa with the balance being farmed, at the Company’s cost, at the direction of the community. The Company has agreed to invest up to $30 million into this project over the next 20 years. The annual cost of the 1,626 hectares will be $300 per hectare per annum, subject to an annual increase consistent with the household consumption index (a proxy for local inflation). In addition, the Company will pay 5% of annual net profits earned on the 1,626 hectares to the community subject to an annual minimum payment of approximately $122,000.

The Company maintains cash in banks in the United States as well as in Senegal. The aggregate cash balances shown on the consolidated balance sheets as of September 30, 2023 and December 31, 2022 were held at JPMorgan Chase Bank, N.A. as well as in various banks in Senegal and Niger. There is no insurance securing these deposits, other than FDIC insurance that governs all commercial banks in the United States. The Company has not experienced any losses in such deposits. There are no excess cash balances, beyond those required for short term operations, held in Senegal or Niger bank accounts.